Exhibit 99.1

Mack-Cali Announces Departure of Michell E. Rudin

Jersey City, New Jersey— June 15, 2018 — Mack-Cali Realty Corporation (NYSE: CLI) (the “Company” or “Mack-Cali”) today announced the departure of Mitchell E. Rudin. Mr. Rudin served as Chief Executive Officer from June 2015 until he was appointed Vice Chairman of the Company in April 2017.  Mr. Rudin will be leaving Mack-Cali to pursue other opportunities.

Michael J. DeMarco, Mack-Cali’s Chief Executive Officer, stated, “All of us here at Mack-Cali would like to thank Mitch for his hard work and contributions to the strategic repositioning of Mack-Cali.  Our success to date has been a team effort, in which he played an integral part.  I wish him all the best in his future endeavors.”

About Mack-Cali Realty Corporation

Mack-Cali Realty Corporation is a fully integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, and other tenant-related services for its two-platform operations of waterfront and transit-based office and luxury multi-family assets. Mack-Cali provides its tenants and residents with the most innovative communities that empower them to re-imagine the way they work and live.

Additional information on Mack-Cali Realty Corporation and the commercial real estate properties and multi-family residential communities available for lease can be found on the Company’s website at www.mack-cali.com.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “projected,” “should,” “expect,” “anticipate,” “estimate,” “target,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

For further information please contact:

Michael J. DeMarco	Deidre Crockett
Mack-Cali Realty Corporation	Senior Vice President, Corporate Communications and
Chief Executive Officer	Investor Relations
(732) 590-1589	Mack-Cali Realty Corporation
mdemarco@mack-cali.com	(732) 590-1025
dcrockett@mack-cali.com